EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Boston Beer Company, Inc. Employee Equity Incentive Plan of our reports dated March 9, 2007, with respect to the consolidated financial statements of The Boston Beer Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 30, 2006, The Boston Beer Company, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Boston Beer Company, Inc., filed with the Securities and Exchange Commission for the registration of 1 million shares of its Class A Common Stock.

/s/ Ernst & Young LLP

Boston, Massachusetts December 26, 2007

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